Exhibit 99.1

International Headquarters

5221 North O’Connor Blvd.

Suite 500

Irving, Texas 75039	News Release

Phone: 972.869.3400

Fax: 972.443.1701

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, President, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces First Quarter 2004 Results

Irving, Texas, April 22, 2004 Thomas Group, Inc. (TGIS.OB) today announced net income of $0.2 million, or $0.02 per diluted share, for the first quarter of 2004 on revenue of $7.1 million. These results compare favorably with first quarter 2003 net loss of $0.1 million, or $0.01 per diluted share, on revenue of $7.7 million.

The Company continues to improve its bottom line performance through sustained improvement in gross margin and lower selling, general and administrative expenses.

Commenting on the first quarter 2004 financial performance, Jim Taylor, President and Chief Executive Officer said, “The first quarter results show that our diligent monitoring of the Company’s profit margins and costs continue to stabilize and provide a foundation from which to grow the Company. The challenge now is to increase the business development of our commercial sector, primarily with our United States client base. I am pleased with the assessments we have completed for clients during the first quarter. These assessments have affirmed the value we can bring to an organization and look to expand these opportunities into programs during the second quarter.”

First Quarter Financial Performance:

•              Gross Margins: Gross profit margins increased slightly to 47% from 46% when comparing the first quarter of 2004 with 2003. The Company was able to report higher margins, despite decreased revenue, due to the completion of lower margin commercial business, from 2003, which did not recur in 2004, and the continued high utilization of the Company’s workforce on higher margin business in 2004.

•              SG&A Cost Reductions:  The Company continued its trend of keeping selling, general and administrative costs under control. The Company realized a $0.2 million reduction in selling, general and administrative costs related to lower travel, telecommunications and renegotiation of office and equipment leases when comparing the first quarter of 2004 with 2003.

•              $5.5 million Credit Facility and Debt Reduction: Per the Company’s renegotiated credit facility, the Company made term note payments totaling $0.3 million during the first quarter of 2004. This brings the outstanding term note balance to $2.5 million. The Company continues to maintain a $3.0 million revolving line of credit, which, as of this earnings announcement and at March 31, 2003, had no borrowings outstanding. The Company plans to use the facility at various times during 2004 to fund growth strategies, particularly the focus on developing the North America Region commercial business development.

Business Development: During the first quarter of 2004, the Company signed $4.1 million in new business. This includes $2.5 million of new and extended business with United States military contracts and $1.6 million of business with new and extended business with commercial clients primarily in Asia and the United States.

Backlog: As of March 31, 2004, the Company had backlog of $25.0 million, of which $13.0 million is contracted for 2004.

Foreign Tax Credit Carryforwards: At the end of 2003 the Company had approximately $2.3 million of Foreign Tax Credit carryforwards (FTC’s), of which $1.5 million were to expire. The Company determined that by carrying back the entire $2.3 million of FTC’s and amending prior year tax returns would result in a net benefit of approximately $218,000. It was the Company’s decision that this use of the available FTC’s would result in the maximum benefit to the Company based on the uncertainty of benefiting from the unused FTC’s of approximately $0.8 million, due to expire in 2005. The entire benefit of $218,000 is reflected in the income tax benefit line for the first quarter of 2004.

***

Founded in 1978, Thomas Group, Inc. is an international, publicly traded professional services firm (TGIS.OB).  Thomas Group focuses on improving enterprise wide operations, competitiveness, and financial performance of major corporate clients through proprietary methodology known as Process Value ManagementTM, process improvement, and by strategically aligning operations and technology to improve bottom line results.  Recognized as a leading specialist in operations consulting, Thomas Group creates and implements customized improvement strategies for sustained performance improvement. Thomas Group, known as The Results CompanySM, has offices in Dallas, Detroit, Zug, and Hong Kong.  For additional information on Thomas Group, Inc., please visit the Company on the World Wide Web at www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

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THOMAS GROUP, INC.

Selected Consolidated Financial Data (Unaudited)

(Amounts stated in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Consulting revenue before reimbursements	$7,084	$7,598
Reimbursements	35	144
Total revenue	7,119	7,742
Cost of sales before reimbursable expenses	3,704	4,062
Reimbursable expenses	35	144
Total cost of sales	3,739	4,206
Gross profit	3,380	3,536
Selling, general and administrative	3,252	3,413
Operating income	128	123
Other expense, net	(90)	(199)
Income (loss) before income taxes	38	(76)
Income tax benefit	(196)	(13)
Net income (loss)	$234	$(63)

Earnings (loss) per share:
Basic and Diluted	$.02	$(.01)

Weighted average shares:
Basic	9,624	9,556
Diluted	10,570	9,556

THOMAS GROUP, INC.

Selected Consolidated Financial Data (Unaudited)

(Amounts stated in thousands)

Selected Segment Revenue Data

	Three Months Ended March 31,
	2004	2003

North America	$6,625	$6,886
Europe	—	70
Asia/Pacific	494	786
Total Revenue	$7,119	$7,742

Selected Balance Sheet Data

	March 31, 2004	December 31, 2003
Cash	$911	$1,924
Trade Accounts Receivables	$4,454	$3,549
Total Current Assets	$6,453	$6,182
Total Assets	$7,599	$7,440
Total Current Liabilities	$5,155	$3,685
Total Liabilities	$6,622	$6,765
Total Stockholders’ Equity	$977	$675